Exhibit 99.1

Contacts:
Dan Petro, CFA, Treasurer and Director of Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Second Quarter 2017 Results
SAN ANTONIO, Texas, August 1, 2017 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended June 30, 2017. Notable items include:

•	Production Services Segment revenue increased 20% from the prior quarter with improved gross margins in all businesses.

•	Drilling Services Segment average margin per day was $7,735, up for the third consecutive quarter.

•	U.S. drilling fleet is 100% pad-optimal AC rigs and is 100% utilized with dayrates that have continued to roll higher through 2017.
Consolidated Financial Results
Revenues for the second quarter of 2017 were $107.1 million, up 12% from revenues of $95.8 million in the first quarter of 2017 (“the prior quarter”) and up 72% from revenues of $62.3 million in the second quarter of 2016 (“the year-earlier quarter”). The increase from the prior quarter primarily resulted from increased activity and pricing in our Production Services Segment.
Net loss for the second quarter of 2017 was $20.2 million, or $0.26 per share, compared with net loss of $25.1 million, or $0.33 per share, in the prior quarter and net loss of $30.0 million, or $0.46 per share, in the year-earlier quarter. Our Adjusted Net Loss(1) for the second quarter was $16.2 million, and our Adjusted EPS(2) was a loss of $0.21 per share, which excludes the after-tax impact of impairment charges and the valuation allowance taken against deferred tax assets primarily related to domestic net operating losses. This compares to Adjusted Net Loss of $15.4 million, or $0.20 per share, in the prior quarter. Valuation allowance adjustments to deferred tax assets were $3.5 million in the second quarter of 2017 and $9.8 million in the prior quarter.
Second quarter Adjusted EBITDA(3) was $12.9 million, up from $6.0 million in the prior quarter primarily due to higher activity from our Production Services Segment, as well as increased utilization in our U.S. drilling operations. Compared to the year-earlier quarter, second quarter Adjusted EBITDA was up $9.3 million primarily due to increased activity in our Production Services Segment.
Operating Results
Production Services Segment
Revenue for the Production Services Segment was $68.4 million in the second quarter, up 20% from the prior quarter and up 99% from the year-earlier quarter. Production Services Segment margin(4) as a percentage of revenue was 23% in the second quarter, up from 20% in the prior quarter and up from 16% in the year-earlier quarter.
Production Services Segment revenues increased 20% from the prior quarter, led by the wireline business, due to a continued increase in completion-related activity in all basins in which we operate. The number of wireline jobs we completed in the second quarter increased by 2% over the prior quarter, and by 55% over the year-earlier quarter. Well servicing average pricing was $514 per hour in the second quarter, up from $497 in the prior quarter and up from $485 in the year-earlier quarter. Well servicing rig utilization was 47% in the second quarter, up from 43% in the prior quarter and up from 40% in the year-earlier quarter. Coiled tubing utilization was 26% in the second quarter, up from 22% in the prior quarter and up from 20% in the year-earlier quarter.
Drilling Services Segment
Revenue for the Drilling Services Segment was $38.8 million in the second quarter, a 1% decrease from the prior quarter and a 39% increase from the year-earlier quarter. Drilling rig utilization was 74% for the second quarter, up from 72% in the prior quarter.
Average drilling revenues per day were $24,131 in the second quarter, down from $25,091 in the prior quarter and down from $25,188 in the year-earlier quarter. Drilling Services Segment margin(4) per day(5) was $7,735 in the second quarter, up from $7,659 in the prior quarter and down from $11,879 in the year-earlier quarter. The increase in Drilling Services Segment margin per day from the prior quarter was primarily due to increased dayrates in our domestic drilling operations. The decrease from the year-earlier quarter is primarily due to reduced revenues from rigs that were earning but not working during the year-earlier quarter as well as more revenue days at current market dayrates.
Currently, all of our 16 drilling rigs in the U.S are earning revenues, 13 of which are under term contracts, and two of our rigs in Colombia are earning revenue under term contracts, for a total current utilization of 75%. One additional rig in Colombia is under term contract, but is waiting for the operator to prepare drilling sites, which we expect will be completed by mid-August.
Comments from our President and CEO
“We are pleased with the solid improvement in our financial and operating results and the sustained strength in customer activity levels, despite some weakening in oil prices," said Wm. Stacy Locke, President and CEO of Pioneer Energy Services.
"We continued to benefit from higher customer activity that began late last year in both our Production Services and Drilling Services Segments. Our Production Services Segment realized double digit revenue growth in all three business lines in the second quarter with improving margins. We expect our Production Services Segment to continue to perform well as our customers work through a backlog of drilled but uncompleted wells and deferred maintenance on existing producing wells. In our Drilling Services Segment, our U.S. drilling rig fleet is 100% utilized and generating margins per day which we believe are among the highest in the industry. Seven rigs have been renewed in the second and third quarters of 2017 with dayrates increasing a minimum of $2,000 per day, and two rigs were extended through the end of 2018 and one extended for a year beginning in July. In Colombia, three rigs are under contract today. Two of these rigs are currently earning revenues and the third is in the process of moving to the next location. One additional rig is pending final negotiations on contracts. The outlook in Colombia is very positive for sustained work in the third and fourth quarters of 2017 with improving utilization in 2018.”
"While we are continuing to see improvement in the majority of the regions in which we operate and we are benefiting from further pricing increases, we intend to remain disciplined in our capital expenditure program this year. With the majority of our capital spending in 2017 front-end loaded for equipment upgrades and additional units to meet current customer demand, we anticipate being cash flow neutral in the second half of the year. We are well positioned with high-quality equipment and best-in-class service and safety that can compete and perform well in any of our markets."
Third Quarter 2017 Guidance
In the third quarter of 2017, Production Services Segment revenue is estimated to be up approximately 5% to 10% as compared to the second quarter of 2017. Production Services Segment margin is estimated to be 24% to 26% of revenues in the third quarter. Drilling rig utilization in the third quarter is estimated to average 74% to 77%. Drilling Services Segment margin is expected to be approximately $8,100 to $8,500 per day in the third quarter.
Liquidity
Working capital at June 30, 2017 was $52.8 million, up from $48.0 million at December 31, 2016. Our cash and cash equivalents were $6.9 million, down from $10.2 million at year-end 2016.
The decrease in cash and cash equivalents during the first half of 2017 was primarily due to $40.0 million of cash used for purchases of property and equipment and $16.3 million of cash used in operating activities, partially funded by $42.7 million of net borrowings under our Revolving Credit Facility and $7.7 million of proceeds from the sale of assets.
We currently have $11.8 million in committed letters of credit and $88.5 million in borrowings outstanding under our $150 million Revolving Credit Facility.

Capital Expenditures
Cash capital expenditures during the six months ended June 30, 2017 were $40.0 million. We estimate total capital expenditures for 2017 to be approximately $56 million to $59 million, which includes approximately $22 million for drilling rig upgrades, the exchange of 20 well servicing rigs which was completed in the first quarter of 2017 and the purchase of six wireline units.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until August 8th. To access the replay, dial (201) 612-7415 and enter the pass code 13666339.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment. Pioneer also provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2016, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted Net Loss represents net loss as reported adjusted to exclude impairment charges and loss on extinguishment of debt, if any, and the related tax benefit, and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and loss on extinguishment of debt and impairments, if any. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the tables to this news release.

(4)
Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin and Drilling Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Production Services Segment margin and Drilling Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Production Services Segment margin and Drilling Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of consolidated Production Services Segment margin and Drilling Services Segment margin to net loss as reported is included in the tables to this news release.

This news release also included a forward-looking non-GAAP financial measure, Production Services Segment margin for the third quarter 2017, which as previously described excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, if any, other income (expense) and income tax expense or benefit). No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

(5)	Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

This news release also included a forward-looking non-GAAP financial measure, Drilling Services Segment margin per revenue day for the third quarter of 2017, which as previously described, is a calculation of revenues less operating costs, divided by the number of revenue days, and therefore excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, if any, other income (expense) and income tax expense or benefit). No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016

Revenues:
Production services	$68,351	$34,331	$56,741	$125,092	$76,099
Drilling services	38,779	27,959	39,016	77,795	61,143
Total revenues	107,130	62,290	95,757	202,887	137,242

Costs and expenses:
Production services	52,733	28,742	45,641	98,374	63,591
Drilling services	26,348	14,773	27,107	53,455	32,213
Depreciation and amortization	24,740	28,922	24,992	49,732	58,746
General and administrative	16,090	15,258	17,724	33,814	31,766
Bad debt expense (recovery)	(226)	112	(363)	(589)	57
Impairment charges	795	—	—	795	—
Loss (gain) on dispositions of property and equipment	(621)	508	(471)	(1,092)	(92)
Total costs and expenses	119,859	88,315	114,630	234,489	186,281
Loss from operations	(12,729)	(26,025)	(18,873)	(31,602)	(49,039)

Other expense:
Interest expense, net of interest capitalized	(6,418)	(6,375)	(6,059)	(12,477)	(12,629)
Loss on extinguishment of debt	—	(299)	—	—	(299)
Other income (expense)	73	718	(144)	(71)	329
Total other expense	(6,345)	(5,956)	(6,203)	(12,548)	(12,599)

Loss before income taxes	(19,074)	(31,981)	(25,076)	(44,150)	(61,638)
Income tax benefit (expense)	(1,135)	1,990	(48)	(1,183)	3,948
Net loss	$(20,209)	$(29,991)	$(25,124)	$(45,333)	$(57,690)

Loss per common share:
Basic	$(0.26)	$(0.46)	$(0.33)	$(0.59)	$(0.89)
Diluted	$(0.26)	$(0.46)	$(0.33)	$(0.59)	$(0.89)

Weighted-average number of shares outstanding:
Basic	77,377	64,781	77,072	77,225	64,679
Diluted	77,377	64,781	77,072	77,225	64,679

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$6,894	$10,194
Receivables, net of allowance for doubtful accounts	90,849	72,123
Inventory	11,811	9,660
Assets held for sale	11,104	15,093
Prepaid expenses and other current assets	7,289	6,926
Total current assets	127,947	113,996

Net property and equipment	579,030	584,080
Other long-term assets	1,564	2,026
Total assets	$708,541	$700,102

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,379	$19,208
Deferred revenues	1,009	1,449
Accrued expenses	45,755	45,345
Total current liabilities	75,143	66,002

Long-term debt, less debt issuance costs	383,098	339,473
Deferred income taxes	8,949	8,180
Other long-term liabilities	3,486	5,049
Total liabilities	470,676	418,704
Total shareholders’ equity	237,865	281,398
Total liabilities and shareholders’ equity	$708,541	$700,102

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six months ended
	June 30,
	2017	2016

Cash flows from operating activities:
Net loss	$(45,333)	$(57,690)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	49,732	58,746
Allowance for doubtful accounts, net of recoveries	(589)	57
Gain on dispositions of property and equipment, net	(1,092)	(92)
Stock-based compensation expense	2,335	2,065
Amortization of debt issuance costs	930	844
Loss on extinguishment of debt	—	299
Impairment charges	795	—
Deferred income taxes	768	(4,348)
Change in other long-term assets	299	102
Change in other long-term liabilities	(1,563)	(1,063)
Changes in current assets and liabilities	(22,579)	14,676
Net cash provided by (used in) operating activities	(16,297)	13,596

Cash flows from investing activities:
Purchases of property and equipment	(40,032)	(13,240)
Proceeds from sale of property and equipment	7,748	812
Proceeds from insurance recoveries	3,119	—
Net cash used in investing activities	(29,165)	(12,428)

Cash flows from financing activities:
Debt repayments	(12,305)	—
Proceeds from issuance of debt	55,000	—
Debt issuance costs	—	(809)
Purchase of treasury stock	(533)	(124)
Net cash provided by (used in) financing activities	42,162	(750)

Net increase (decrease) in cash and cash equivalents	(3,300)	418
Beginning cash and cash equivalents	10,194	14,160
Ending cash and cash equivalents	$6,894	$14,578

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016
Production Services Segment:
Revenues	$68,351	$34,331	$56,741	$125,092	$76,099
Operating costs	52,733	28,742	45,641	98,374	63,591
Production Services Segment margin(1)	$15,618	$5,589	$11,100	$26,718	$12,508

Drilling Services Segment:
Revenues	$38,779	$27,959	$39,016	$77,795	$61,143
Operating costs	26,348	14,773	27,107	53,455	32,213
Drilling Services Segment margin(1)	$12,431	$13,186	$11,909	$24,340	$28,930

Average number of drilling rigs	24.0	31.0	24.0	24.0	31.0
Utilization rate	74%	39%	72%	73%	43%

Revenue days - working	1,607	928	1,555	3,162	1,942
Revenue days - earning but not working	—	182	—	—	478
Total revenue days	1,607	1,110	1,555	3,162	2,420

Average revenues per day	$24,131	$25,188	$25,091	$24,603	$25,266
Average operating costs per day	16,396	13,309	17,432	16,905	13,311
Drilling Services Segment margin per day(2)	$7,735	$11,879	$7,659	$7,698	$11,955

Total:
Revenues	$107,130	$62,290	$95,757	$202,887	$137,242
Operating costs	79,081	43,515	72,748	151,829	95,804
Consolidated margin	$28,049	$18,775	$23,009	$51,058	$41,438

Net loss as reported	$(20,209)	$(29,991)	$(25,124)	$(45,333)	$(57,690)
Adjusted EBITDA(3)	$12,879	$3,615	$5,975	$18,854	$10,036

(1)Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin and Drilling Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Production Services Segment margin and Drilling Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Production Services Segment margin and Drilling Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of consolidated Production Services Segment margin and Drilling Services Segment margin to net loss as reported is included in the table on the following page.

(2)Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and loss on extinguishment of debt and impairments, if any. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Margin
(in thousands)
(unaudited)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016

Net loss as reported	$(20,209)	$(29,991)	$(25,124)	$(45,333)	$(57,690)

Depreciation and amortization	24,740	28,922	24,992	49,732	58,746
Impairment charges	795	—	—	795	—
Interest expense	6,418	6,375	6,059	12,477	12,629
Loss on extinguishment of debt	—	299	—	—	299
Income tax benefit (expense)	1,135	(1,990)	48	1,183	(3,948)
Adjusted EBITDA(3)	12,879	3,615	5,975	18,854	10,036

General and administrative	16,090	15,258	17,724	33,814	31,766
Bad debt expense (recovery)	(226)	112	(363)	(589)	57
Loss (gain) on dispositions of property and equipment	(621)	508	(471)	(1,092)	(92)
Other expense (income)	(73)	(718)	144	71	(329)
Consolidated margin	$28,049	$18,775	$23,009	$51,058	$41,438

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	June 30,		March 31,
	2017	2016	2017

Net loss as reported	$(20,209)	$(29,991)	$(25,124)
Impairment charges	795	—	—
Loss on extinguishment of debt	—	299	—
Tax benefit related to adjustments	(295)	(108)	—
Valuation allowance adjustments on deferred tax assets	3,492	10,526	9,754
Adjusted net loss(4)	$(16,217)	$(19,274)	$(15,370)

Basic weighted average number of shares outstanding, as reported	77,377	64,781	77,072
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	77,377	64,781	77,072

Adjusted (diluted) EPS(5)	$(0.21)	$(0.30)	$(0.20)

Diluted EPS as reported	$(0.26)	$(0.46)	$(0.33)

(4)Adjusted Net Loss represents net loss as reported adjusted to exclude impairment charges and loss on extinguishment of debt, if any, and the related tax benefit, and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of August 1, 2017

Production Services Segment:

Well servicing rigs (by horsepower rating):
550 HP	113
600 HP	12
Total	125

Wireline units	115

Coiled tubing units	14

Drilling Services Segment:

Electric drilling rigs:
U.S. - AC Rigs	16
Colombia - SCR Rigs	8
Total	24